  This advertisement is neither an offer to purchase nor a solicitation of an offer to sell shares of SFP Common Stock (including the associated preferred share purchase rights). The Offer is made solely by the Offer to Purchase dated December 23, 1994 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares of SFP Common Stock residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of SFP and BNI by Goldman, Sachs & Co., Lazard Freres & Co., or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                    UP TO 63,000,000 SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                         SANTA FE PACIFIC CORPORATION

                                      AT

                             $20.00 NET PER SHARE

                                      BY

                           BURLINGTON NORTHERN INC.

                                      AND

                         SANTA FE PACIFIC CORPORATION

  Burlington Northern Inc., a Delaware corporation ("BNI") and Santa Fe Pacific Corporation, a Delaware corporation ("SFP" and, together with BNI, the "Purchasers") are offering to purchase up to 63,000,000 outstanding shares of SFP common stock, $1.00 par value (the "SFP Common Stock") (including the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of November 28, 1994 between SFP and First Chicago Trust Company of New York, as Rights Agent), at $20.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 23, 1994 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). On the terms and subject to the conditions of the Offer, SFP will be severally obligated to purchase up to 38,000,000 shares of SFP Common Stock validly tendered and not withdrawn prior to the expiration of the Offer and BNI will be severally obligated to purchase up to 25,000,000 shares of SFP Common Stock validly tendered and not withdrawn prior to the expiration of the Offer, with the obligation to purchase shares of SFP Common Stock tendered by an SFP stockholder to be allocated between SFP and BNI as set forth in the Offer to Purchase.

      THE OFFER, PRORATION  PERIOD AND  WITHDRAWAL RIGHTS EXPIRE
       AT  12:00  MIDNIGHT,  NEW  YORK CITY  TIME,  ON  MONDAY,
        JANUARY 30, 1995, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) AT LEAST 63,000,000 SHARES OF SFP COMMON STOCK BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"), AND (2) SFP AND BNI HAVING OBTAINED SUFFICIENT FINANCING ON TERMS SATISFACTORY TO THEM TO PURCHASE 63,000,000 SHARES OF SFP COMMON STOCK PURSUANT TO THE OFFER AND (3) APPROVAL OF THE MERGER REFERRED TO BELOW BY THE STOCKHOLDERS OF SFP AND BNI. THE OFFER IS NOT CONDITIONED ON INTERSTATE COMMERCE COMMISSION APPROVAL OF THE MERGER. SEE "THE TENDER OFFER-14. CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 29, 1994, as amended (the "Merger Agreement"), between SFP and BNI. The Merger Agreement provides that, on the terms and subject to the conditions set forth therein, SFP will be merged with and into BNI (the "Merger"), with BNI to be the surviving corporation and each outstanding share of SFP Common Stock to be converted into the right to receive 0.40 shares of BNI common stock, no par value per share.

  THE PURPOSE OF THE OFFER IS TO ACQUIRE 63,000,000 OF THE OUTSTANDING SHARES OF SFP COMMON STOCK AND TO FACILITATE THE MERGER, WHICH THE BOARD OF DIRECTORS OF SFP BELIEVES IS IN THE BEST INTEREST OF SFP STOCKHOLDERS. THE OFFER ALSO PROVIDES AN OPPORTUNITY TO EXISTING STOCKHOLDERS OF SFP TO SELL SHARES OF SFP COMMON STOCK AT A PREMIUM OVER RECENT TRADING PRICES. SEE "THE TENDER OFFER-6. PRICE RANGE OF SFP COMMON STOCK; DIVIDENDS" IN THE OFFER TO PURCHASE.

  THE BOARD OF DIRECTORS OF SFP UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THOSE SFP STOCKHOLDERS WHO WISH TO RECEIVE CASH FOR A PORTION OF THEIR SHARES OF SFP COMMON STOCK ACCEPT THE OFFER AND TENDER THEIR SHARES.

  The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchasers may, subject to certain limitations set forth in the Merger Agreement and described in the Offer to Purchase, (i) terminate the Offer and return all tendered shares of SFP Common Stock to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such shares of SFP Common Stock until the expiration of the Offer as so extended or (iii) waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all shares of SFP Common Stock validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase).

  If more than 63,000,000 shares of SFP Common Stock shall be properly tendered prior to the Expiration Date and not withdrawn, the Purchasers will, upon the terms and subject to the conditions of the Offer, purchase 63,000,000 shares of SFP Common Stock on a pro rata basis (with adjustments to avoid purchases of fractional shares of SFP Common Stock) based upon the number of shares of SFP Common Stock properly tendered prior to the Expiration Date and not withdrawn. If fewer than 63,000,000 shares of SFP Common Stock shall have been properly tendered prior to the Expiration Date and not withdrawn, the Purchasers may (i) terminate the Offer and return all tendered shares of SFP Common Stock to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such shares of SFP Common Stock until the expiration of the Offer as so extended or (iii) waive the Minimum Condition and, subject to any requirement to extend the time during which the Offer is open, purchase all shares of SFP Common Stock validly tendered and not withdrawn prior to the Expiration Date. The Purchasers do not intend to waive the Minimum Condition. Due to the difficulty of determining the precise number of shares of SFP Common stock properly tendered and not withdrawn, if proration is required, the Purchasers do not expect to announce the final results of proration or pay for any shares of SFP Common Stock until approximately seven New York Stock Exchange, Inc. trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of shares of SFP Common Stock may obtain such preliminary information when it becomes available from the Information Agents and may be able to obtain such information from their brokers.

  The Purchasers reserve the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the First Chicago Trust Company of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement thereof.

  The Purchasers shall be deemed to have accepted for payment tendered shares of SFP Common Stock when, as and if the Purchasers give oral or written notice to the Depositary of their acceptance of the tenders of such shares of SFP Common Stock. Payment for shares of SFP Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares of SFP Common Stock (or a confirmation of a book-entry transfer of such shares of SFP Common Stock into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  Tenders of shares of SFP Common Stock made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Monday, February 20, 1995 unless theretofore accepted for payment as provided in this Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the shares of SFP Common Stock to be withdrawn and the class, series and number of shares of SFP Common Stock to be withdrawn. If the shares of SFP Common Stock to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of shares of SFP Common Stock tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such shares of SFP Common Stock. In addition, such notice must specify, in the case of shares of SFP Common Stock tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares of SFP Common Stock to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn shares of SFP Common Stock.

  The information required to be disclosed by Rules 14d-6(e)(1)(vii) and 13e-4(d)(1) under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

  The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of SFP Common Stock and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of SFP Common Stock.

  THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agents or to the Dealer Managers as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                   The Information Agents for the Offer are:

  D.F. KING & CO., INC.         MACKENZIE                KISSEL BLAKE INC.
                              PARTNERS, INC.

  77 Water Street New        156 Fifth Avenue New      25 Broadway, 6th Floor
  York, New York 10005       York, New York 10010     New York, New York 10004
  CALL TOLL FREE (800)       CALL TOLL FREE (800)       CALL TOLL FREE (800)
        697-6974                   322-2885                   554-7733

                     The Dealer Managers for the Offer are:

         GOLDMAN, SACHS & CO.                    LAZARD FRERES & CO.
            85 Broad Street                     One Rockefeller Plaza
       New York, New York 10004                New York, New York 10020


December 23, 1994